SCHEDULE 14A
(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OM GROUP, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OM GROUP, INC.
Tower City
3500 Terminal Tower
50 Public Square
Cleveland, Ohio 44113-2204

NOTICE OF
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 8, 2001

        Notice is hereby given that the 2001 Annual Meeting of Stockholders of OM Group, Inc. will be held at The Ritz-Carlton Cleveland, 1515 West Third Street, Cleveland, Ohio 44113, on Tuesday, May 8, 2001, at 11:00 a.m., for the following purposes:

1.	To elect two Directors;

2.	To confirm the appointment of Ernst & Young LLP as independent auditors; and

3.	To transact such other business as properly may come before the meeting or any adjournment thereof.

        Stockholders of record at the close of business on March 16, 2001 are entitled to notice of and to vote at the meeting. A stockholder who executes and returns the accompanying proxy may revoke such proxy at any time before it is voted at the meeting by following the procedures set forth in the attached Proxy Statement.

Michael J. Scott, Secretary

Cleveland, Ohio
April 6, 2001

OM GROUP, INC.
Tower City
3500 Terminal Tower
50 Public Square
Cleveland, Ohio 44113-2204

PROXY STATEMENT

GENERAL INFORMATION

        The accompanying proxy is solicited by the Board of Directors of OM Group, Inc. (the “Company”) and will be voted in accordance with the instructions given in the proxy if it is returned duly executed and is not revoked. A stockholder may revoke a proxy at any time before it is voted by giving notice to the Company in writing or in open meeting. Attendance at the meeting will not in and of itself revoke a proxy.

        This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about April 6, 2001. The record date for determination of stockholders entitled to vote at the meeting was the close of business on March 16, 2001. On that date, the outstanding voting securities of the Company were 23,923,891 shares of Common Stock, par value $.01 per share (“Common Stock”). Each share of Common Stock is entitled to one vote. Provided a quorum is present, the affirmative vote of a majority of the shares present in person or by proxy at the meeting will be sufficient to elect directors and to ratify Ernst & Young LLP as auditors of the Company. Abstentions will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention is applicable.

        So far as the Company is aware, no matters other than those stated in the notice will be presented to the meeting for action on the part of the stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote thereon the shares to which the proxy relates, in accordance with their best judgment.

        The cost of soliciting proxies will be borne by the Company. The Company will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with such solicitation. For purposes of obtaining broad representation at the meeting, Proxy Express has been retained by the Company for distribution services, at an anticipated cost of approximately $3,000 plus postage costs. In addition, directors, officers and employees of the Company, acting on its behalf and without being additionally compensated, may make additional requests by letter, telephone or in person for the return of proxies.

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY)

        The authorized number of directors of the Company is presently fixed at seven, divided into three classes each designed to serve three-year terms. Two classes have two members and one class has three members. The term of the Class I directors expires at the annual stockholders meeting for election of directors in 2003, the term of the Class II directors expires at the annual stockholders meeting for election of directors in 2001, and the term of the Class III directors expires at the annual stockholders meeting for the election of directors in 2002.

        For election as directors at the Annual Meeting of Stockholders to be held on May 8, 2001, the Board of Directors has recommended the election of Edward W. Kissel and Frank E. Butler to serve as Class I directors for three-year terms expiring in 2004. If any of the nominees becomes unavailable for election, the accompanying proxy may be voted for a substitute, or in favor of holding a vacancy to be filled by the directors. The Company has no reason to believe that any nominee will be unavailable. The nominees receiving the largest number of votes will be elected to the director positions to be filled.

        The following information is provided regarding each nominee for election as a director and each of the other directors who will continue in office after the meeting.

Nominees for Election

Frank E. Butler, age 65, has been a director of the Company since 1996. From 1992 until his retirement in 1997, Mr. Butler was President and General Manager of the Coatings Division of The Sherwin-Williams Company, a manufacturer, distributor and retailer of coatings and related products. From 1957 to 1992, Mr. Butler held various engineering positions in the Chemical Division of Sherwin-Williams. Mr. Butler received a masters degree in chemistry from Iowa State University. If elected, Mr. Butler’s term expires in 2004.

Edward W. Kissel, age 59, was appointed as a director of the Company in 1999 to fill a vacancy. Mr. Kissel has been President and Chief Operating Officer of OM Group, Inc. since June, 1999. Since 1993, he has been Chief Executive Officer of Kissel Group, Ltd., a holding company with interests in Kissel Group, a consulting business specializing in strategic business issues and RotoCast Technologies, Inc., a specialty cast aluminum mold manufacturer. Previously, he was President of the Passenger and Light Truck Division of Continental-General Tire, Inc. From 1987 to 1990, he was Vice President of manufacturing and engineering for Engelhard Corporation and previously spent 24 years with the GoodyearTire & Rubber Co. Mr. Kissel is a Director of Myers Industries, Inc. and Weda Bay Minerals, Inc., Toronto Ontario. If elected, Mr. Kissel’s term expires in 2004.

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
(ITEM 2 ON THE PROXY)

        Ernst and Young LLP (“E&Y”) served as the Company’s independent accountants for the year ended December 31, 2000. In addition to performing audit services, E&Y performed non-audit services for the Company and its subsidiaries. During 2000, the company paid the following fees to E&Y:

Audit Fees	$316,000

Financial Information Systems Design & Implementation Fees	$ 0

All Other Fees	$874,921

        The Board of Directors, on the recommendation of the Audit and Finance Committee, has appointed E&Y as independent accountants for the Company for the year ending December 31, 2001. The Audit and Finance Committee has received from E&Y the written communications required by the Independence Standards Board and has discussed with E&Y its independence from the Company and management. The Audit and Finance Committee and the Board of Directors carefully considered the independence of E&Y and has determined that the performance of non-audit services did not affect their independence. E&Y had confirmed to the Company that they are in compliance with all rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. Representatives of E&Y will be in attendance at the Annual Meeting where they will have the opportunity to make a statement and if requested they will be available to respond to questions from the shareholders.

        Item 2 on the proxy is a request from the Board of Directors that the shareholders voted to ratify the appointment of E&Y as independent auditors. If the appointment is not ratified by the shareholders, the Board will consider other independent accountants for 2002.

Directors Whose Terms of Office Will Continue After the Meeting

John E. Mooney, age 50, has been a director of the Company since 1995. For the past 13 years, Mr. Mooney has been President of Sachem, Inc., a specialty chemical manufacturer. Mr. Mooney received a B.A. in Economics from the University of Toronto. Mr. Mooney is James P. Mooney’s brother. Mr. Mooney’s term as director will expire in 2003.

Lee R. Brodeur, age 72, has been a director of the Company since 1991 and a director of Mooney Chemicals, Inc. since 1987. Mr. Brodeur was employed by the Firestone Tire & Rubber Company, Akron, Ohio from 1951 until his retirement as Vice Chairman of that company in 1986. Mr. Brodeur’s term expires in 2002.

Markku Toivanen, age 59, has been a director of the Company since 1991. Since 2000, Mr. Toivanen has served as Senior Vice President of New Business Ventures of Outokumpu Oyj. From 1996 to 2000, Mr. Toivanen served as Senior Vice President Corporate Strategic Development of Outokumpu Oyj. From 1993 to 1996, Mr. Toivanen served as President and Chief Executive Officer of Outokumpu Metals & Resources Oy. Mr. Toivanen and Antti Aaltonen, Vice President of Operations for OMG Kokkola Chemicals Oy, are brothers-in-law. Mr. Toivanen’s term as director will expire in 2003.

Thomas R. Miklich, age 53, has been a director of the Company since 1993. Mr. Miklich has been employed by Invacare Corporation as Chief Financial Officer and General Counsel since 1993. Prior to joining Invacare, Mr. Miklich was Executive Vice President, Chief Financial Officer and a Director of Van Dorn Company. For 22 years prior to that, Mr. Miklich was employed with The Sherwin-Williams Company where he held several financial positions, culminating as their Senior Vice President and Chief Financial Officer. Mr. Miklich’s term expires in 2002.

James P. Mooney, age 53, is Chairman of the Board and has been a director and Chief Executive Officer of OM Group, Inc. since 1991. From 1991 to 1994, Mr. Mooney was President of OM Group, Inc. From 1979 to 1991, Mr. Mooney was President and Chief Executive Officer of Mooney Chemicals, Inc. Mr. Mooney received a B.A. degree in history from Quincy University, where he is a member of the Board of Trustees. Mr. Mooney is John E. Mooney’s brother. Mr. Mooney’s term expires in 2002.

SECURITY OWNERSHIP OF DIRECTORS,
OFFICERS AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of January 31, 2001, information concerning the number of shares of Common Stock of the Company beneficially owned by each director, nominee and executive officer named in the Summary Compensation Table individually and by all executive officers and directors of the Company as a group. No executive officer or director other than Mr. Mooney owns more than 1% of the outstanding shares of Common Stock of the Company. Mr. Mooney owns 4.6% and all executive officers and directors as a group own approximately 6.1% of such shares. The totals shown below for each person and for the group include shares held personally, shares held by family members, shares held under the Profit-Sharing Plan, and shares acquirable within sixty days of the above date by the exercise of stock options granted under the Company’s stock option plan.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)

Name of Beneficial Owner	Directly Owned(2)	Profit-Sharing Plan	Exercisable Options(3)	Total
Lee R. Brodeur	5,750	-0-	19,687	25,437
Frank E. Butler	-0-	-0-	14,674	14,674
Edward W. Kissel	15,700	-0-	70,000	85,700
James M. Materna	1,050	2,696	175,149	178,895
Thomas R. Miklich	3,450	-0-	2,906	6,356
James P. Mooney	478,357	128	625,226	1,103,711
John E. Mooney	10,381	-0-	6,028	16,409
Markku Toivanen	-0-	-0-	23,786	23,786
All Directors and Officers as a Group (consisting of 8 persons)	514,688	2,824	937,455	1,454,968

(1)	Each person has sole voting and investment power with respect to all shares shown except as indicated below.

(2)
Includes shares owned by or jointly with family members. Mr. Kissel’s shares include restricted stock granted under a provision in his employment contract. The contract provides that Mr. Kissel will receive a right to 5,000 shares of restricted stock which vest on the three year anniversary of the effective date of his employment contract, June 1, 2002. An additional 10,000 shares of restricted stock will vest on the five year anniversary, June 1, 2004. Mr. Mooney’s shares include 364,220 shares held by a limited partnership, Lion Investment Co. L.P., for which Mr. Mooney is a general partner.

(3)
Represents shares subject to stock options that are exercisable currently or within 60 days of January 31, 2001. Mr. Mooney’s options include 625,226 options transferred in accordance with the terms of the Company’s Long Term Incentive Plans. Mr. Mooney, as a general partner of the limited partnership to which the options have been transferred, continues to have voting and investment power with respect to these shares.

        The following table sets forth information concerning each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock or stock convertible into Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Baron Capital Group, Inc. 767 Fifth Avenue New York, NY 10153 (1)	3,495,450	14.7

CitiGroup, Inc. 399 Park Avenue New York, NY 10043 and Salomon Smith Barney Holdings, Inc. 388 Grenwich Street New York, NY 10013 (2)	1,762,845	7.4

Lord, Abbett & Co. 90 Hudson Street Jersey City, NJ 07302 (3)	1,530,285	6.4

(1)
Information regarding share ownership was obtained from Amendment No. 4 to a Schedule 13G filed on February 14, 2001 by BAMCO, Inc. Baron Capital Group, Inc. is a parent holding company of a group of investment management companies. BAMCO, Inc. and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc. Barron Asset Fund is an investment advisory client of BAMCO, Inc. Ronald Baron owns a controlling interest in Baron Capital Group Inc. Baron Capital Group, Inc. and Ronald Baron each have shared voting power with respect to 3,477,950 of the shares listed herein and shared dispositive power with respect to 3,495,450 of the shares listed herein. BAMCO Inc. has shared voting and dispositive power with respect to 2,760,000 of the shares listed herein. Baron Capital Management Inc. has shared voting power with respect to 717,650 of the shares listed herein and shared dispositive power with respect to 735,150 of the shares listed herein. Baron Asset Fund has shared voting and dispositive power with respect to 2,360,300 of the shares listed herein.

(2)
Information regarding share ownership was obtained from Schedule 13G filed on February 13, 2001 jointly by CitiGroup, Inc. and Salomon Smith Barney Holdings, Inc. CitiGroup Inc. and Salomon Smith Barney Holdings, Inc. have shared voting power and dispositive power with respect to 1,762,845 of the shares listed herein. CitiGroup, Inc. is the sole stockholder and parent holding company of Salomon Smith Barney Holdings, Inc.

(3)
Information regarding share ownership was obtained from Amendment No. 1 to a Schedule 13G filed on January 19, 2001 by Lord, Abbett & Co. Lord, Abbett & Co. has sole voting and dispositive power with respect to all of the shares listed herein.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

        The Company’s Board of Directors held four regularly scheduled meetings during 2000. The Board has a standing Audit and Finance Committee and a standing Compensation Committee. During 2000, each director attended at least 80% of the meetings of the Board and those committees on which he served.

        The Audit and Finance Committee, currently composed of the independent directors Messrs. Lee R. Brodeur, Thomas R. Miklich and Frank E. Butler, engages in the functions usual to an audit committee of a publicly held corporation, including recommendations as to the engagement of independent accountants; review with the independent accountants of the proposed scope of and plans for annual audits and review of audit results; review of the adequacy of internal financial controls; and review of any problems identified by the auditors. During 2000, the Audit and Finance Committee met 6 times. The complete text of the Audit and Finance Committee Charter is set forth at Appendix A to this Proxy Statement.

        The Compensation Committee, currently composed of Messrs. Lee R. Brodeur and Frank E. Butler, held 5 meetings during 2000. The functions of the Compensation Committee are to review, consider and recommend candidates for election as officers of the Company; to review and authorize rates of compensation for officers; to designate those employees who will receive grants of stock options and other stock awards under the Company’s Long-Term Incentive Compensation Plan and the type and size of such grants; and to determine the bonus levels for key executives and middle management employees under the Company’s bonus program.

Compensation of Directors

        Directors who are officers of the Company receive no additional compensation for serving as directors. The Company has a compensation policy for its outside directors which includes a director’s fee of $30,000 per annum and an annual fee of $3,500 per committee for service on the Audit and Finance Committee or Compensation Committee. Committee chairmen also receive $3,500 per annum per committee chaired. In addition, each outside director receives a fee of $1,500 for each Board meeting attended. Directors may elect to receive their compensation in the form of cash, stock options or restricted stock under the Company’s Non-Employee Directors’ Equity Compensation Plan. Under this plan, directors may purchase stock options for a price equal to the difference between the exercise price (75% of fair market value on date of grant) and the fair market value per share. Restricted shares may be purchased at a price equal to fair market value per share. Also, directors electing to receive restricted stock receive additional restricted stock equal to 5% of newly applied cash compensation. Directors are reimbursed for their travel and other expenses incurred in attending Board and committee meetings.

EXECUTIVE COMPENSATION

        Summary Compensation Table.    The following table sets forth all compensation awarded to, earned by or paid to (i) the Company’s Chief Executive Officer and (ii) the Company’s next two most highly compensated executive officers (collectively, the “Named Officers”), for services rendered in capacities to the Company during 1998, 1999 and 2000.

SUMMARY COMPENSATION TABLE
						Long-Term Compensation Awards
		Annual Compensation					Payouts
Name and Principal Position	Year	Salary	Bonus(2)	Restricted Stock Awards		Securities and Underlying Stock Options (Shares)	LTIP Payouts $	All Other Compensation(1)
James P. Mooney	2000	640,500	1,123,000	-0-		100,000	-0-	232,120
Chairman & CEO	1999	580,000	630,000	-0-		85,000	-0-	161,000
	1998	510,000	570,000	-0-		83,000	-0-	140,015

Edward W. Kissel	2000	485,500	665,000	-0-		65,000	-0-	91,929
President & COO	1999	240,208	207,813	570,000	(3)	70,000	-0-	28,125

James M. Materna	2000	296,500	360,000	-0-		50,000	-0-	68,940
CFO	1999	270,000	243,000	-0-		37,000	-0-	62,150
	1998	240,000	221,000	-0-		35,000	-0-	53,465

(1)
This amount represents amounts contributed for the Named Officer under the Company’s qualified Profit-sharing Plan and amounts accrued under the OM Group, Inc. Benefit Restoration Plan. The amount the Company contributed during 2000 for the named executive officers for the Profit Sharing Plan was $15,000 each. For the Benefit Restoration Plan during 2000 the Company contributed the following amounts: Mr. Mooney, $163,500; Mr. Kissel, $77,929; Mr. Materna, $53,940.

(2)	Amounts awarded to the Named Officer under the Company’s Bonus Program for Key Executives and Middle Management.

(3)
Dollar amount shown for Mr. Kissel equals number of shares of restricted stock granted (15,000) multiplied by stock price on the grant date ($38.00). This valuation does not take into account the diminution in value attributable to the restriction applicable to the shares. As of December 31, 2000, Mr. Kissel’s 15,000 shares of restricted stock had a value of $819,375. On the three year anniversary, June 1, 2002, 5,000 shares will vest and an amount equal to accrued dividends will be paid. On the five year anniversary, June 1, 2004, 10,000 shares will vest together with an amount equal to accrued dividends.

        Options Grants Table.    The following table sets forth additional information concerning individual grants of stock options pursuant to the Company’s Long-term Incentive Compensation Plan made by the Company during 2000 to the Named Officers, which options are included in the Summary Compensation Table above. In each case, the options were granted at fair market value on the date of grant ($46.75) for a term of 10 years expiring November 6, 2010. The stock options will vest December 31, 2001.

OPTIONS GRANT TABLE

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2000	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
			5%($)	10%($)
James P. Mooney	100,000	26%	2,279,743	5,777,316

Edward W. Kissel	65,000	17%	1,481,833	3,755,256

James M. Materna	50,000	13%	1,139,872	2,888,658

AGGREGATED OPTION EXERCISES AND
FISCAL YEAR-END OPTION VALUE

Name	Shares acquired on exercise (#)	Value realized ($)(2)	Number of Securities Underlying Unexercised Options Held at 12/31/00(3)		Value of Unexercised In-the-Money Options at 12/31/00(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James P. Mooney			625,226	100,000	21,005,639	787,500

Edward W. Kissel			70,000	65,000	1,260,000	511,875

James M. Materna	15,000	489,525	141,000	50,000	3,833,161	393,750

(1)	Based on fair market value at December 31, 2000 of $54.625.
(2)	Market value of stock at date and time of exercise less exercise price.
(3)	Table includes 625,226 stock options which were transferred in accordance with the terms of the Company’s Long Term Incentive Plans to a limited partnership in which Mr. Mooney is a general partner.

Report of the Compensation Committee

        Executive Compensation Policy.    The Compensation Committee of the Board of Directors (the “Committee”), comprised solely of outside directors of the Company, is responsible for setting the policies and approving the practices of the Company in its compensation to executive officers of the Company and its subsidiaries, including those executive officers named in the compensation tables in this Proxy Statement. The Committee’s general policy on executive compensation is to provide a significant incentive to management to achieve annual profit goals and to increase the value of the Company’s stock. The policy is intended to cause a significant portion of total executive compensation to be contingent upon Company performance and in the form of annual and longer-term incentives.

        In carrying out its responsibilities in 2000, the Committee considered the following:

1.	The Company’s financial performance;

2.	The Company’s general policies and practices for compensation of employees;

3.	The recommendations of the Company’s management concerning compensation of individual key employees; and

4.
Advice from independent compensation consultants concerning all aspects of the Company’s compensation policies, including how its policies and practices compare to the policies and practices of other comparable companies.

        The three major components of the Company’s executive officer compensation program are (1) base compensation and annual adjustments thereto paid pursuant to employment contracts with executive officers, (2) annual bonuses paid pursuant to the Bonus Program for Key Executives and Middle Management, and (3) stock options issued at fair market value pursuant to the Company’s 1998 Long-Term Incentive Compensation Plan.

        Employment Contracts with Executive Officers.    The Company has entered into employment contracts with each of its executive officers. The employment contracts establish the position of each executive officer and provide that the executive officer will devote his full professional attention to the Company and that the Company will not materially decrease his level of responsibility. Each contract provides for automatic yearly renewals unless the contract is terminated by either party upon six months’ prior notice.

        Each contract provides for base compensation which may be increased annually, but not decreased. In considering annual adjustments to an executive officer’s base compensation, the Committee considers both Company and individual performance. In addition, executive officers’ base salaries are targeted between the median and 75th percentile of comparably sized companies in the chemical and non-durable goods manufacturing industries. Each contract also provides for annual bonuses paid pursuant to the Company’s Bonus Program for Key Executives and Middle Management described below.

        The Company may terminate each contract at any time with or without cause. If terminated for cause, an officer is entitled to compensation accrued up to the time of termination. If terminated without cause, the officer is entitled to accrued compensation and to receive all base compensation, incentive bonuses and fringe benefits due under his contract for the later of the expiration of the current contract term or two years after delivery of notice of termination with respect to James P. Mooney and James M. Materna. If the officer resigns for any reason, he is entitled to accrued compensation and to receive all base compensation for three months following the effective date of termination of his employment.

        Mr. Kissel has a three year employment contract, renewable for two year periods on six months notice. The contract provides for severance pay in the amount of base and incentive compensation for the remainder of any portion of the term not served, unless executive is dismissed for Cause as defined in the contract.

        Bonus Program for Key Executives and Middle Management.    The Company pays annual bonuses to certain employees, including executive officers, based primarily on the Company’s operating profit. In deciding annual bonus amounts, the Committee reviews the Company’s performance against a predetermined consolidated operating profit goal, approved annually by the Board of Directors as part of the Company’s financial budgeting process. Annual bonuses are then paid pursuant to a schedule approved by the Board of Directors which sets forth specified percentages of base compensation payable as annual bonuses based upon the level of attainment of the predetermined operating profit goal. Based on this performance, executive officers, other than the CEO, received annual bonuses ranging from 60% to 84% of their annual base salaries in 2000 plus discretionary bonuses in recognition of the Company’s and their individual performances in 2000.

        1998 Long-Term Incentive Compensation Plan.    Executive officers and other key employees also received compensation pursuant to the Company’s 1998 Long-Term Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan is designed to promote the Company’s growth and profitability by providing, through Common Stock ownership, incentives to attract and retain highly talented persons to provide managerial and administrative services to the Company and to motivate such persons to use their best efforts on the Company’s behalf. The Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards and phantom stock (collectively, “Awards”). Under the 1998 Long-Term Incentive Compensation Plan, the total number of shares of Common Stock subject to the plan each year is 1.5% of the total number of issued and outstanding shares of Company’s Common Stock as of December 30 of the preceding calendar year.

        The Incentive Plan is administered by the Committee. Subject to the provisions of the Incentive Plan, the Committee is authorized to determine who may participate in the Incentive Plan, the Awards made to each participant and the terms and conditions applicable to each Award. The number of stock options granted to executive officers and key employees during 2000 depended principally upon the individual’s level of responsibility within the Company and the Committee’s assessment of individual performance and contribution.

        CEO Compensation and Company Performance.    In setting Mr. James P. Mooney’s compensation for 2000, the Committee considered the Company’s financial performance during the previous four quarters, Mr. Mooney’s personal performance and comparative data on the salaries for chief executive officers of comparably-sized companies in the chemical and non-durable goods manufacturing industries. The Committee also considered various factors of corporate performance, including profitability, market position, productivity, product leadership and the balancing of short-term and long-term goals. Based on the Committee’s review of these factors, Mr. Mooney’s base compensation was $640,500 in 2000, reflecting a 10% increase in his 1999 base compensation.

        Mr. Mooney’s contract also provides for bonuses in accordance with the Bonus Program for Key Executives and Middle Management. The Committee reviewed the Company’s 2000 performance against the predetermined consolidated operating profit goal for 2000. Based upon the Company’s level of attainment of this goal, Mr. Mooney’s annual bonus for 2000 was $775,000, constituting a bonus greater in amount than his base compensation plus a discretionary bonus in the amount of $348,000 in recognition of the Company’s and his individual performance in 2000.

        On November 6, 2000, the Committee approved a grant of 100,000 option shares to Mr. Mooney pursuant to the Incentive Plan. The size of the grant was based on the Committee’s consideration of the size of stock option grants to chief executive officers with pay and responsibility comparable to that of Mr. Mooney and its qualitative assessment of Mr. Mooney’s performance during 2000.

The Compensation Committee

Lee R. Brodeur, Chairman
Frank E. Butler

Report of the Audit and Finance Committee

        The Audit and Finance Committee has reviewed and discussed with management of the Company and with Ernst and Young LLP, the consolidated financial statements of the Company and its subsidiaries to be set forth in the Company’s 2000 Annual Report to Shareholders for the year ending December 31, 2000. Based upon our review, the Audit and Finance Committee recommends to the Board of Directors of the company that the audited financials be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission. The Audit and Finance Committee has discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 61, “Communicating with Audit Committees.” The Audit and Finance Committee has discussed the independence of Ernst & Young LLP from the Company.

The Audit and Finance Committee

Thomas R. Miklich, Chairman
Lee R. Brodeur
Frank E. Butler

Performance Compared to Certain Standards

        The chart set forth below compares the Company’s cumulative total stockholder return to (a) that of the Standard & Poor’s 500 Index, and (b) that of S&P Chemicals (Specialty) Index. In all cases, the information is presented on a dividend reinvested basis.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG OM GROUP INC.,
S&P CHEMICALS (Specialty) AND S&P COMPOSITE

	OM Group Inc.	S&P Chemicals (Specialty)	S&P Composite
12/29/1995	$100.00	$100.00	$100.00
12/31/1996	123.63	102.57	122.96
12/31/1997	169.36	127.01	163.98
12/31/1998	170.36	108.17	210.84
12/31/1999	162.55	119.73	255.22
12/31/2000	260.49	106.50	231.98

ASSUMES $100 INVESTED ON JAN. 1, 1996
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2000

RELATED PARTY TRANSACTIONS

        Relationship with Outokumpu Oyj and Affiliates.    Mr. Markku Toivanen, a Director of the Company, is Senior Vice President of New Business Ventures of Outokumpu Oyj, the Company’s former majority stockholder. The Company has certain business relationships with Outokumpu and its affiliates which are described as follows:

        Certain raw materials are procured from or with the assistance of Outokumpu affiliates including nickel and cobalt. Amounts paid to Outokumpu affiliates pursuant to these arrangements amounted to approximately $110,000,000 in 2000. Kokkola’s production facility also purchases certain utilities including electricity through Outokumpu affiliates in order to secure bulk quantity discounts with such payments totaling approximately $15,000,000 in 2000. The Company has certain other arrangements with Outokumpu affiliates relating to a service agreement, a lease, and research and development. The aggregate of the amounts paid during 2000 pursuant to these other arrangements amounted to approximately $16,000,000.

STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

        Any stockholder who intends to present a proposal at the 2002 annual meeting and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company no later than December 3, 2001.

        Any stockholder who intends to present a proposal at the 2002 annual meeting other than for inclusion in the Company’s proxy statement and form of proxy must deliver the proposal to the Company at its executive offices not later than March 7, 2002, or such proposal will be untimely. If a stockholder fails to submit the proposal by March 7, 2002, the Company reserves the right to exercise discretionary voting authority on the proposal.

OM GROUP, INC.

Michael J. Scott
Secretary
Appendix A

OM GROUP, INC.
AUDIT COMMITTEE CHARTER

Adopted by Board of Directors May 5, 2000

Purpose

        The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communications between the committee, independent auditors, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Membership

        The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate and at least one member shall have accounting or related financial management expertise.

Responsibilities and Processes

        The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the board and report the result of their activities to the board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

        The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

➢	The committee shall review and reassess the charter at least annually and obtain approval of the board of directors.

➢
The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee, as representatives of the Company’s shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company’s independent auditors, subject to shareholders’ approval.

➢
The committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs.

➢
The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

➢
The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted standards.

DETACH CARD HERE

OM GROUP, INC.
Proxy Solicited on Behalf of the Board of Directors

The undersigned appoints James M. Materna, James P. Mooney and Michael J. Scott, or any of them, with full power of substitution, to vote the shares of the undersigned at the 2000 Annual Meeting of Stockholders of OM Group, Inc. to be held on May 8, 2001, and at any adjournment thereof as follows:

The Board of Directors recommends that votes be cast FOR the election of the nominees and in favor of proposals 1, 2 and 3.

1.    Election of Directors.

☐ FOR all nominees listed below (except as marked to the contrary below).	☐ WITHHOLD AUTHORITY to vote for all nominees.

Frank E. Butler and Edward W. Kissel

        (INSTRUCTIONS: (if you wish to withhold authority to vote for any nominee, write that name on the line below).

2.    Confirmation of the Appointment of Ernst & Young LLP as Auditors of the Company.

☐ FOR                 ☐  AGAINST                    ☐ ABSTAIN

(Continued and to be signed on reverse side)

DETACH CARD HERE

(Continued from other side)

3.    In their discretion, upon all other matters properly brought before the meeting or any ajournment.

☐ FOR ☐ AGAINST ☐ ABSTAIN

        IF NO SPECIFICATION IS MADE, AUTHORITY IS GRANTED TO CAST THE VOTE OF THE UNDERSIGNED FOR ELECTION OF THE NOMINEES ABOVE AND IN FAVOR OF ITEMS 2 AND 3.

Dated:	, 2001

Signature(s)

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. In case of a corporation, a duly authorized officer should sign on its behalf.